EXHIBIT (A)(5)

                              ARTICLES OF AMENDMENT
                                       OF
                     GABELLI INTERNATIONAL GROWTH FUND, INC.

     Gabelli International Growth Fund, Inc., a Maryland corporation, having its principal office in Maryland in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Charter of the Corporation is hereby amended by amending Article II of its Articles of Incorporation to read:

                                   Article II

                                      NAME
                                      ----

     The name of the Corporation is GAMCO International Growth Fund, Inc. (the "Corporation").

     The Charter of the Corporation is hereby further amended to reflect that the Class AAA Series Shares, Class A Series Shares, Class B Series Shares, Class C Series Shares, and Class I Series Shares, respectively, of its Gabelli International Growth Fund portfolio are redesignated as those respective classes of its GAMCO International Growth Fund portfolio, the Corporation's only portfolio.

     SECOND: The foregoing amendments to the Charter were approved by a majority of the entire Board of Directors of the Corporation at a meeting duly held November 16, 2005. The amendments are limited to changes expressly permitted by
Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

     THIRD: The amendments to the Charter of the Corporation set forth above do not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of any class of shares of the Corporation.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary as of this 22nd day of December, 2005. The President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, under penalties of perjury, all matters and facts contained herein with respect to authorization and approval of these Articles of Amendment are true in all material respects.

WITNESS:                                     GABELLI INTERNATIONAL GROWTH
                                             FUND, INC.


/S/ JAMES E. MCKEE                            By: /S/ BRUCE N. ALPERT
---------------------------                   ---------------------------
James E. McKee                                Bruce N. Alpert
Secretary                                     President